Exhibit 10.1

CONSULTING SERVICES AGREEMENT

     This Agreement is made as of the 14th day of April 2006 by and between Marshall M. Sloane (hereinafter the “Consultant”) and Century Bancorp, Inc. (the “Company”) and its subsidiary, Century Bank and Trust Company (the “Bank”) (hereinafter collectively referred to as “Century”).
     WHEREAS, Century desires to engage Consultant as an independent contractor to provide services to Century based on Consultant’s long and extensive experience and knowledge of Century and the banking industry;
     WHEREAS, Consultant desires in connection with retirement from his position as Chief Executive Officer of the Company to accept such engagement on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and other valuable consideration and of the mutual covenants and agreement contained herein the parties hereby agree as follows:
     1.      CONSULTING SERVICES. Consultant agrees to provide services as an independent contractor. Services as an independent consultant shall be comprised of general consulting services as requested by the board of directors of the Company and its Co-Chief Executive Officers, which services would involve providing the Co-Chief Executive Officers with advice on strategic planning and operational management, assisting Century in connection with business development efforts and clients, participation in public relations and community outreach efforts and such other duties as may be requested by the Board of Directors of the Company and agreed to by the Consultant.
     2.      ADDITIONAL SERVICES. Consultant also agrees to act in the capacities of Chairman of the Board of the Company and the Bank and serve as a director of the Company and the Bank
     Consultant’s role and responsibilities as Chairman of the Company and the Bank and as a director shall be governed by the Company’s and the Bank’s respective Articles of Organization, by-laws, policies and resolutions relating thereto. Remuneration for serving in these positions shall be determined by the applicable Board of Directors. Service in these capacities and positions shall be at the option of the Consultant and not a requirement of this Agreement.
     3.      TERM. Consultant shall commence services on May 1, 2006 and shall continue until April 30, 2007, provided on April 30, 2007 and each successive one-year anniversary of
     4.      this Agreement, its term will automatically renew for an additional one-year term, unless this Agreement is terminated by mutual agreement of the Company and the Consultant or as otherwise provided in paragraph 10 hereof or as otherwise provided in paragraph 10 hereof.

     5.      COMPENSATION; EXPENSES. The Company shall pay the Consultant an annual contract fee of $275,000 per year beginning on the date hereof, such fee to be payable monthly throughout the year on the last day of each month. In addition, the Company shall reimburse Consultant for all related business expenses, including Consultant’s dues in such organizations as the Consultant shall reasonably determine would be in the best interests of Century. Additionally, the Consultant shall be reimbursed for the expense of obtaining health insurance comparable to that Century provided to the Consultant while Consultant was Chief Executive Officer of the Company.
     6.      MAINTENANCE OF OFFICE. During the term of this Agreement, the Company shall continue to provide and make available to the Consultant his present office facilities, together with the services of an executive secretary.
     7.      PRIOR AGREEMENT. The Company acknowledges the Agreement between the Bank and the Consultant dated as of December 28, 2001 (the “Insurance Agreement”) providing for freezing of the Consultant’s supplemental executive retirement benefit in consideration for certain undertakings by the Bank. The Company agrees that if it enters into a transaction involving a change in the control of the Company requiring the approval of the Class A stockholders of the Company, the Company as a condition of entering into such a transaction will require its counterparty to specifically agree to honor and perform the Insurance Agreement.
     8.      OTHER ACTIVITIES. Because Consultant will have access to certain confidential information of Century during the term of this consulting engagement, Consultant agrees that he will not engage in any competing business activities without specific prior written consent of the Company. Consultant may conduct other business that does not directly or indirectly compete with that of Century.
     9.      CONFIDENTIALITY. Consultant shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for his own benefit or for the benefit of anyone other than Century, any: customer list, customer names, customer financial information, marketing data and information, pricing information, sales policies, commission structures or any other business information (hereinafter “Proprietary Information”). Consultant agrees that upon termination of this Agreement, he will not take with him or copy, damage or destroy any Proprietary Information, including but not limited to any book, customer list or information, supplier list or information, record, document, file, data or object relating in any way to the work done or to be done by Century or its affiliates without prior written consent from the Company. (For the purposes of this Agreement, “Proprietary Information” shall not include information known to Consultant prior to any disclosure by Century pursuant hereto, information that becomes available to the Consultant on a non-confidential basis from a third party unrelated to Century not under a confidentiality constraint to Century and information which is publicly available, other than as a result of disclosure by Consultant.)
     10.      SPECIFIC PERFORMANCE. The Consultant acknowledges that the harm to Century will be irreparable in the event of a violation of the provisions of paragraphs 7 and 8 hereof and that in such event the damages Century would sustain would be impossible to ascertain in advance. Therefore, it is agreed that if Consultant should breach the obligations of referenced paragraphs then the Company shall be entitled to seek injunctive relief and monetary damages including an award of reasonable attorney’s fees.
     11.      CERTAIN TERMINATION EVENTS. The Agreement may be terminated by the mutual agreement of the Company and the Consultant. If Consultant is unable to continue to fully perform the services contemplated under this Agreement due to his illness, death, disability or other incapacity, the Company shall be entitled to cease making payments under this Agreement.
     12.      TERMINATION PAYMENT. In the event Consultant’s services are terminated due to Consultant’s illness, death, disability or other incapacity, the Company will make a one-time lump sum termination payment of $275,000 to Consultant or his estate, as the case may be.
     13.      OUTSTANDING STOCK OPTIONS. For as long as Consultant remains as a director of the Company, options to purchase Company Class A common stock previously granted to the Consultant shall remain exercisable for their full respective option periods.
     14.      INDEPENDENT CONTRACTOR STATUS. Notwithstanding Consultant’s roles as a director and as Chairman of the Board of Directors of the Company and the Bank, Consultant’s relationship to the Company under this Agreement shall be that of an independent contractor and not an employee for any purpose whatsoever of Century. As an independent contractor, Consultant shall have the sole authority to control and direct the performance of his services, subject to the performance criteria outlined by the Company. All services shall be subject to the Company’s general rights of review to assure their satisfactory completion. Consultant agrees that no income, Social Security or other tax or amount will be withheld or accrued by Century for Consultant. Consultant shall be fully responsible for Consultant’s own taxes, including self-employment taxes.
     15.      MEDIATION AND ARBITRATION. If any dispute arises under this Agreement, the Consultant and the Company shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then either party may submit the dispute to mediation by a mediator approved by both parties. If the parties cannot agree to any mediator, or if either party does not wish to abide by any decision of the mediator, they shall submit the dispute to arbitration by any mutually acceptable arbitrator, or the American Arbitration Association (AAA). If the AAA is selected, the arbitration shall take place under the auspices of the Boston, Massachusetts branch. The costs of arbitration proceeding shall be borne according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator’s award shall be non-appealable and enforceable in any court of competent jurisdiction.
     16.      INDEMNIFICATION. The Consultant agrees to indemnify and hold harmless Century and their respective directors, officers, employees and agents from and against any losses, claims, damages, expenses and liabilities, joint or several, (including reasonable attorney’s fees), due to actions, inactions or claims arising out of, or directly or indirectly related to, the Consultant’s performance of the Services, the breach of the confidentiality provisions of this Agreement or Consultant’s failure to comply with any applicable law or regulation.
     17.      INDEMNIFICATION BY CENTURY. The Company will indemnify and hold harmless Consultant against any and all losses, claims, damages, liabilities, actions, costs or expenses, joint or several, to which he may become subject (including any legal or other expenses reasonably incurred by or in connection with investigating any claim against him and defending any action and any amounts paid in settlement or compromise, provided the Company shall have given its prior written approval of such expenses, settlement or compromise), insofar as such losses, claims, damages, liability actions, costs or expenses arise out of or are based upon; (i) the failure of Century or its employees to comply with applicable laws, rules and regulations in connection with this Agreement; (ii) personal injury death or property damage occurring on the premises of Century, including any space used by Consultant; or (iii) the negligence or intentional conduct of Century or its employees.
     The foregoing indemnification is in addition to indemnification from Century, to which Consultant is entitled (i) in his prior capacities at Century and (ii) in his capacities as a director and as Chairman of the Company and the Bank and (iii) to which Consultant may be entitled in connection with Consultant’s acting on behalf of Century under the respective Articles of Organization and by-laws of the Company and the Bank.
     18.      NOTICES. All notices, requests, demands, and other communications shall be deemed to have been given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

A.	If to Consultant:	B.	If to Century:

	Marshall M. Sloane		Barry R. Sloane and Jonathan G. Sloane
	Chairman of the Board		Co-Chief Executive Officer
	Century Bancorp, Inc.		Century Bancorp, Inc.
	400 Mystic Avenue		400 Mystic Avenue
	Medford, Massachusetts 02155		Medford, Massachusetts 02155
     19.      MISCELLANEOUS. This Agreement shall be governed by and interpreted under and according to the laws of the Commonwealth of Massachusetts. This Agreement may not be amended or changed, unless such amendment or change is made in writing and approved by both the Consultant and the Company. This Agreement superseded any and all prior oral agreements or understandings relating to this matter between the Company and the Consultant.

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the day and year first above written and in duplicate counterparts each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

MARSHALL M. SLOANE
By:	/s/ Marshall M. Sloane
	Name:	Marshall M. Sloane
	Title:	Chairman of the Board

CENTURY BANCORP, INC.
By:	/s/ Barry R. Sloane
	Name:	Barry R. Sloane
	Title:	Co-CEO and Co-President

By:	/s/ Jonathan G. Sloane
	Name:	Jonathan G. Sloane
	Title:	Co-CEO and Co-President